CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Counsel and Independent Accountants” in Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A of New York Daily Tax Free Income Fund, Inc., as filed with the Securities and Exchange Commission on or about August 18, 2011.

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

New York, New York

August 18, 2011